CONCENTRIC NETWORK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2000	1999

	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$103,008	$25,891

Short term investments	58,566	80,095

Current portion of restricted cash	19,373	144,060

Accounts receivable, net	34,458	29,114

Note receivable	—	16,000

Other current assets	22,878	10,049

Total current assets	238,283	305,209

Property and equipment, net	124,039	82,894

Goodwill and other intangible assets	303,244	70,627

Long term investments	22,795	27,101

Other assets	11,000	11,963

Total assets	$699,361	$497,794

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$52,586	$35,750

Accrued compensation and other employee benefits	4,090	3,866

Other current liabilities	22,320	5,655

Current portion of capital lease obligations	7,552	6,438

Deferred revenue	12,402	7,885

Total current liabilities	98,950	59,594

Capital lease obligations, net of current portion	13,626	6,774

Notes payable	146,719	146,642

Other long term liabilities	15,841	1,770
Commitments

Redeemable exchangeable preferred stock	185,873	179,521

Convertible redeemable preferred stock	42,992	41,339

Stockholders’ equity:

Common stock	543,720	420,515

Accumulated deficit	(348,317)	(357,837)

Deferred compensation	(430)	(524)

Cumulative translation adjustment	387	—

Total stockholders’ equity	195,360	62,154

Total liabilities and stockholders’ equity	$699,361	$497,794

See accompanying notes.